EXHIBIT 99.1

NEWS RELEASE:

PSE expresses concern for impact of WUTC decision on customers

BELLEVUE, Wash. (Oct. 4, 2001) — The Washington Utilities and Transportation Commission (WUTC) issued a decision today dismissing a petition by Puget Sound Energy [utility subsidiary of Puget Energy (NYSE:PSD)]for interim rate relief. The denial of PSE’s request to recover the costs of supplying power to its customers is regrettable and will cause higher bills in the future than would otherwise be necessary.

        “Our request apparently failed to illustrate to state regulators the serious financial challenges our utility faces,” said Tim Hogan, PSE’s vice president-External Affairs. “It’s clear PSE must continue to work with the commission to demonstrate the urgent need for a plan that provides PSE with the financial strength to continue providing the best energy service to our customers at the lowest possible cost,” Hogan said.

        Puget Sound Energy, like other utilities in the West, has had to manage under extreme market volatility, with dramatic net increases in the cost of wholesale power and the fuel for power-generating plants. Nearly every utility in the region has been hurt by the West’s energy crisis, and most have quickly raised their rates to cover soaring power-supply costs.

        “Financial stability is a paramount need for all utilities and their customers,” Hogan added. “We’re concerned about the impact of the commission’s decision on our customers and the state of Washington.”